Exhibit 99.1

Brookdale Announces Third Quarter 2017 Results

Nashville, Tenn. November 6, 2017 - Brookdale Senior Living Inc. (NYSE: BKD) ("Brookdale" or the "Company") reported a GAAP net loss of $413.9 million for the third quarter of 2017 compared to $51.7 million for the third quarter of 2016. Third quarter 2017 net cash provided by operating activities was $83.2 million compared to $99.4 million in the third quarter of 2016.

Adjusted EBITDA was $141.8 million for the third quarter of 2017 compared to $202.3 million for the third quarter of 2016.  Excluding transaction and strategic project costs of $2.8 million, Adjusted EBITDA for the third quarter of 2017 was $144.7 million. Adjusted Free Cash Flow for the third quarter of 2017 was $5.8 million compared to $47.8 million in the third quarter of 2016. Brookdale's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures for the third quarter of 2017 was $6.7 million compared to $7.5 million in the third quarter of 2016. Adjusted EBITDA and Adjusted Free Cash Flow are financial measures not calculated in accordance with GAAP.  See "Reconciliation of Non-GAAP Financial Measures" below for the Company's definitions of such financial measures, reconciliations of such measures to their most comparable GAAP financial measures and other important information regarding the use of the Company's non-GAAP financial measures.

Financial results in the quarter were impacted by dispositions since the beginning of the prior year quarter, non-cash impairment charges to goodwill and assets and natural disasters.
Andy Smith, Brookdale's President and CEO, said, "In the third quarter, we saw signs that our foundational initiatives are producing positive results. Key leadership turnover decreased materially and our customer satisfaction benchmark improved nicely. These led to our best third quarter net move-in/move-out ratio in recent years and increased occupancy each month during the quarter. Even so, we will continue to experience the impact of intense competition and labor cost pressures through 2018.”
Mr. Smith continued, "As one outgrowth of both our ongoing strategic review process and our portfolio optimization initiative, we are excited about the opportunities provided by our recently announced agreement with HCP. It continues our initiatives to rationalize our portfolio, simplify our business, and reduce lease liability. It also increases our flexibility and certainty when pursing alternative pathways to realize the value of our portfolio."
Third Quarter Financial Results

Total revenue for the third quarter of 2017 was $1.18 billion compared to $1.25 billion for the prior year period. Resident fees were $922.9 million for the third quarter of 2017, a decrease of 11.5% from the third quarter of 2016.  The decrease in resident fees was primarily a result of the disposition of 136 communities (11,071 units) through asset sales and lease terminations since the beginning of the prior year period. Third quarter monthly RevPAR for the consolidated senior housing portfolio was $3,860, an increase of 0.3% from the third quarter of 2016, driven by a year-over-year increase in RevPOR of 1.9% and a decrease in weighted average unit occupancy of 140 basis points. The sequential quarterly increase in weighted average unit occupancy was 20 basis points. See "Definitions of RevPAR and RevPOR" below for the Company's definitions of such terms.

Facility operating expenses for the third quarter of 2017 were $650.7 million, a decrease of 7.6% from the third quarter of 2016.  Combined segment operating margin was 29.5% for the third quarter of 2017 versus 32.5% for the third quarter of 2016. The decrease in facility operating expenses was primarily due to disposition activity, through asset sales and lease terminations.

GAAP net loss for the third quarter of 2017 included $368.6 million of non-cash impairment expense. The impairment charges consisted of $205.0 million of goodwill within the Assisted Living segment, $149.9 million of property, plant and equipment and leasehold intangibles for certain communities, primarily within the Assisted Living segment, and $13.7 million of intangible assets for health care licenses within the Brookdale Ancillary Services segment. The impairment charges were primarily driven by a significant decline in the Company's stock price and market capitalization for a sustained period, significant underperformance relative to historical and projected operating results, and an increased competitive environment in the senior living industry and the home health industry in Florida. Weighted average shares outstanding were 186.3 million for the third quarter of 2017 compared with weighted average shares outstanding of 185.9 million for the prior year quarter.

Net cash provided by operating activities for the third quarter of 2017 was $83.2 million, a decrease of $16.2 million, or 16.3%, compared with the third quarter of 2016, driven primarily by disposition activity and an increase in facility operating expenses at the communities operated during both full periods.

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Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted Free Cash Flow are financial measures that are not calculated in accordance with GAAP.  The Company strongly urges you to review the information under "Reconciliation of Non-GAAP Financial Measures" below for the Company's definitions of each of these non-GAAP financial measures, a detailed description of why the Company believes such measures are useful, the limitations of each measure, and a reconciliation of Adjusted EBITDA from the Company's net income (loss), a reconciliation of the Company's Adjusted Free Cash Flow from the Company's net cash provided by (used in) operating activities, and a reconciliation of the Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures from such ventures' net cash provided by (used in) operating activities.

Adjusted EBITDA decreased 29.9% to $141.8 million in the third quarter of 2017, compared to $202.3 million for the third quarter of 2016. Excluding transaction and strategic project costs of $2.8 million, Adjusted EBITDA for the third quarter of 2017 was $144.7 million, versus $209.4 million on a comparable basis for the third quarter of 2016. The decrease in Adjusted EBITDA is primarily due to disposition activity, through asset sales and lease terminations, since the beginning of the prior year period. Additionally, increases in community labor expenses and insurance expense at the communities operated during both full periods contributed to the decline in Adjusted EBITDA. Adjusted EBITDA for the third quarter of 2017 includes a negative impact of approximately $9.1 million as a result of Hurricanes Harvey and Irma. During the three months ended September 30, 2017, the Company incurred $5.3 million of operating expenses related to hurricane response, and issued $0.4 million in rent credits.  The Company also estimates that its ancillary services revenue was negatively impacted by approximately $3.4 million during the three months ended September 30, 2017.

The Company's Adjusted Free Cash Flow for the third quarter of 2017 decreased $42.0 million to $5.8 million compared to $47.8 million for the third quarter of 2016. Included in third quarter 2017 Adjusted Free Cash Flow is $10.6 million of debt modification costs related to the Company's debt refinancing transactions and the $9.1 million impact of the hurricanes. The Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures was $6.7 million for the third quarter of 2017 compared with $7.5 million for the prior year period.

Operating Activities

The Company reports information on five segments.  Three segments (Retirement Centers, Assisted Living and CCRCs – Rental) constitute the Company's consolidated senior housing portfolio.  The Ancillary Services segment includes the Company's outpatient therapy, home health and hospice services.  The Management Services segment includes the services provided to unconsolidated communities that are operated under management agreements.

Senior Housing

Revenue for the consolidated senior housing portfolio was $812.3 million for the third quarter of 2017, a decrease of 12.2% from the third quarter of 2016. Facility operating expenses were $549.9 million for the third quarter of 2017, a decrease of 8.6% from the third quarter of 2016. Operating income for the consolidated senior housing portfolio decreased by 19.0% from the third quarter of 2016, to $262.4 million for the third quarter of 2017.  The decreases in resident fees and facility operating expenses during the three months ended September 30, 2017 were primarily due to disposition activity, through asset sales and lease terminations, of 136 communities (11,071 units) since the beginning of the prior year period. Additionally, $5.2 million of hurricane and natural disaster expenses were recognized in the third quarter of 2017 for the consolidated senior housing portfolio, primarily including increased operating costs relating to the hurricane response.

Same community revenue for the consolidated senior housing portfolio for the three months ended September 30, 2017 decreased 0.4% from the corresponding period in 2016.  Same community RevPAR decreased 0.4% in the third quarter of 2017 from the third quarter of 2016, driven by a decline in weighted average unit occupancy of 160 basis points, which was partially offset by an increase in same community RevPOR of 1.4%. Consolidated same community facility operating expenses for the third quarter of 2017 increased by 4.6% over the third quarter of 2016, driven primarily by an increase in community labor expenses arising from wage rate increases and an $8.1 million increase in insurance expense related to positive changes reflected in the third quarter of 2016 to estimates in general liability and professional liability and workers compensation expenses. As a result, same community operating income for the consolidated senior housing portfolio for the third quarter of 2017 decreased by 9.1% from the third quarter of 2016, to $264.0 million.

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Brookdale Ancillary Services

Revenue for the Company's ancillary services segment decreased $6.7 million, or 5.7%, to $110.6 million for the third quarter of 2017 versus the prior year third quarter, and facility operating expenses for the third quarter of 2017 decreased $1.9 million, or 1.8%, over the third quarter of 2016. As a result, ancillary services operating income for the third quarter of 2017 was $9.8 million, a decrease of 32.8% versus the third quarter of 2016, with operating margin decreasing to 8.9% from a 12.5% margin for the third quarter of 2016. The decrease in ancillary services operating income was primarily the result of lower home health volumes, primarily as a result of interruptions to service by the hurricane in Florida, and lower Medicare reimbursement rates.

Liquidity

Total liquidity for the Company was $899.4 million at September 30, 2017, an increase of $353.4 million from June 30, 2017.  Liquidity at September 30, 2017 included $291.6 million of unrestricted cash and cash equivalents, $246.4 million of marketable securities, and $361.5 million of availability on the Company's secured credit facility.

Refinancing Activity

In July 2017, the Company completed the refinancing of two existing loan portfolios, secured by a non-recourse first mortgage on 22 communities. The $221.3 million of proceeds from the refinancing were utilized to pay off $188.1 million and $13.6 million of mortgage debt maturing in April 2018 and January 2021, respectively. The mortgage facility has a 10 year term, and 70% of the principal amount bears interest at a fixed rate of 4.81% and the remaining 30% of the principal amount bears interest at a variable rate of 30-day LIBOR plus a margin of 244 basis points.

In August 2017, the Company obtained $975.0 million of debt secured by the non-recourse first mortgages on 51 communities. Sixty percent of the principal amount bears interest at a fixed rate, with one half of such amount bearing interest at 4.43% and maturing in 2024 and the other one half bearing interest at 4.47% and maturing in 2027. Forty percent of the principal amount bears interest at a variable rate equal to the 30-day LIBOR plus a margin of 241.5 basis points and matures in 2027. The $975.0 million of proceeds from the refinancing were primarily utilized to repay $389.9 million and $228.9 million of outstanding mortgage debt scheduled to mature in August 2018 and May 2023, respectively. The net proceeds from this refinancing activity added to the Company's liquidity.

As of September 30, 2017, the current portion of long-term debt includes the $306.1 million carrying amount of the Company's 2.75% convertible senior notes due June 15, 2018. The Company estimates that it will have sufficient liquidity to settle the outstanding principal amount of $316.3 million of the convertible notes in cash at maturity.

Portfolio Optimization Activity

The Company continues to actively explore opportunities to optimize its portfolio through disposing of owned and leased communities and restructuring leases in order to simplify and streamline its business, to increase the quality and durability of cash flow, and to reduce debt and lease leverage.

During the quarter, the Company terminated the leases for 9 communities (546 units), including two communities as part of the planned termination of 25 triple net leases with HCP, Inc. announced in November 2016.  The Company’s triple net lease obligations with respect to the remaining 23 communities either have been terminated, or are expected to be terminated, during the three months ended December 31, 2017.

During the third quarter of 2017, the Company entered into an agreement to sell one community. As of September 30, 2017, 15 communities (1,508 units) were classified as assets held for sale with a carrying value of $106.4 million, and $50.4 million of associated mortgage debt, which is included in the current portion of long-term debt.  The closings of the sales of the 15 communities held for sale are subject to receipt of regulatory approvals and satisfaction of other customary closing conditions, and are expected to occur during the next 12 months; however, there can be no assurance that the transactions will close or, if they do, when the actual closings will occur.

Subsequent to the end of the quarter, the Company entered into a definitive agreement with HCP, Inc., as further described in the press release issued on November 2, 2017, for a multi-part transaction that includes the following components:

•	Lease Terminations - Triple net leases on 34 communities (3,170 units) will be terminated.

•
Sale of Venture Interests - HCP will acquire Brookdale’s 10% ownership interest in two existing unconsolidated RIDEA ventures between the companies, for which Brookdale provides management services to 59 communities (9,585 units).

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•	Acquisition of Six Communities - Brookdale will acquire four of the venture communities (787 units) and will acquire two of the triple-net-leased communities (208 units).

•
Restructuring of Management Rights - Brookdale will retain management of 18 of the venture communities (3,276 units) with an extended term to expire in 2030, and will terminate management of 37 of the venture communities (5,522 units).

Brookdale expects the disposition of its ownership interest in the unconsolidated RIDEA ventures and its acquisition of the six communities to occur in the next three to six months, and expects the terminations of triple net leases and management agreements on 69 communities to occur in stages throughout 2018. The closings of the various transactions are subject to the satisfaction of various closing conditions, including (where applicable) the receipt of regulatory approvals. However, there can be no assurance that the transactions will close or, if they do, when the actual closings will occur.

Ongoing Strategic Review Process

As previously announced, Brookdale’s Board and management team are working with legal and financial advisors in a process of exploring options and alternatives to create and enhance stockholder value. That process is ongoing.

2017 Outlook

Based on results year-to-date and our forecast for the remainder of the year, the Company adjusts its full year 2017 guidance for Adjusted EBITDA, excluding transaction and strategic project costs, to a range of $650 million to $670 million. In addition to the $12 million to $13 million impact from the hurricanes, the Company expects continued competitive pressures for the remainder of the year. The Company also adjusts its guidance for Adjusted Free Cash Flow for 2017 to a range of $80 million to $100 million, reflecting the projected $20 million to $21 million negative impact from the hurricanes and the competitive environment. The Company also narrows its full year 2017 guidance for the Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures to a range of $28 million to $32 million.

The foregoing guidance excludes the potential impact of any future acquisition, disposition, and portfolio optimization activity other than the pending portfolio optimization transactions described above. Reconciliations of the non-GAAP financial measures included in the foregoing guidance to the most comparable GAAP financial measures are not available without unreasonable effort due to the inherent difficulty in forecasting the timing or amounts of items required to reconcile Adjusted EBITDA, Adjusted Free Cash Flow and the Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures from the Company's net income (loss), the Company's net cash provided by (used in) operating activities and the unconsolidated ventures' net cash provided by (used in) operating activities, as applicable. Variability in the timing or amounts of items required to reconcile each measure may have a significant impact on the Company's future GAAP results.

Supplemental Information

The Company will post on the Investor Relations section of the Company's website at www.brookdale.com supplemental information relating to the Company's third quarter 2017 results.  This information will also be furnished in a Form 8-K to be filed with the SEC. An updated Investor Presentation also will be posted.

Earnings Conference Call

Brookdale's management will conduct a conference call to review the financial results of its third quarter ended September 30, 2017 on Tuesday, November 7, 2017 at 9:00 AM ET.  The conference call can be accessed by dialing (866) 900-2996 (from within the U.S.) or (706) 643-2685 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the "Brookdale Senior Living Third Quarter Earnings Call."

A webcast of the conference call will be available to the public on a listen-only basis at www.brookdale.com.  Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast.  A replay of the webcast will be available through the website for three months following the call.

For those who cannot listen to the live call, a replay will be available until 11:59 PM ET on November 20, 2017 by dialing (855) 859-2056 (from within the U.S.) or (404) 537-3406 (from outside of the U.S.) and referencing access code "2578859".  A copy of this earnings release is posted on the Investor Relations page of the Brookdale website (www.brookdale.com).

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About Brookdale Senior Living

Brookdale Senior Living Inc. is the leading operator of senior living communities throughout the United States.  The Company is committed to providing senior living solutions primarily within properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents.  Brookdale operates independent living, assisted living, and dementia-care communities and continuing care retirement centers, with approximately 1,031 communities in 46 states and the ability to serve approximately 101,000 residents as of September 30, 2017.  Through its ancillary services program, the Company also offers a range of outpatient therapy, home health and hospice services.  Brookdale's stock is traded on the New York Stock Exchange under the ticker symbol BKD.

Definitions of RevPAR and RevPOR

RevPAR, or average monthly senior housing resident fee revenues per available unit, is defined by the Company as resident fee revenues, excluding Brookdale Ancillary Services segment revenue and entrance fee amortization, for the corresponding portfolio for the period, divided by the weighted average number of available units in the corresponding portfolio for the period, divided by the number of months in the period.

RevPOR, or average monthly senior housing resident fee revenues per occupied unit, is defined by the Company as resident fee revenues, excluding Brookdale Ancillary Services segment revenue and entrance fee amortization, for the corresponding portfolio for the period, divided by the weighted average number of occupied units in the corresponding portfolio for the period, divided by the number of months in the period.

Safe Harbor

Certain statements in this press release and the associated earnings conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements relating to the creation and enhancement of stockholder value, the evaluation of options and alternatives to create and enhance stockholder value, our strategy, our operational, sales, marketing and branding initiatives, our portfolio optimization and growth initiatives and our expectations regarding their effect on our results; our expectations regarding the economy, the senior living industry, senior housing construction, supply and competition, occupancy and pricing and the demand for senior housing; our expectations regarding our revenue, cash flow, operating income, expenses, capital expenditures, including expected levels and reimbursements and the timing thereof, development, expansion, renovation, redevelopment and repositioning opportunities, including Program Max opportunities, and their projected costs, cost savings and synergies, and our liquidity and leverage; our plans and expectations with respect to disposition, lease restructuring, financing, re-financing and venture transactions and opportunities (including assets currently held for sale and the pending transactions with HCP, Inc.), including the timing thereof and their effects on our results; our expectations regarding taxes, capital deployment and returns on invested capital, Adjusted EBITDA and Adjusted Free Cash Flow (as those terms are defined herein); our expectations regarding returns to stockholders, our share repurchase program and the payment of dividends; our ability to secure financing or repay, replace or extend existing debt at or prior to maturity; our ability to remain in compliance with all of our debt and lease agreements (including the financial covenants contained therein); our expectations regarding changes in government reimbursement programs and their effect on our results; our plans to expand our offering of ancillary services (therapy, home health and hospice); our plans to acquire additional operating companies, senior housing communities and ancillary services companies (including home health agencies); our expectations relating to the amount and timing of the financial impact of Hurricanes Harvey and Irma and the California wildfires; and our ability to anticipate, manage and address industry trends and their effect on our business. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "could," "would," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "project," "predict," "continue," "plan," "target" or other similar words or expressions. These forward-looking statements are based on certain assumptions and expectations, and our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on our operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the risk associated with the current global economic situation and its impact upon capital markets and liquidity; changes in governmental reimbursement programs; the risk of overbuilding and new supply; our inability to extend (or refinance) debt (including our credit and letter of credit facilities and our outstanding convertible notes) as it matures; the risk that we may not be able to satisfy the conditions precedent to exercising the extension options associated with certain of our debt agreements; events which adversely affect the ability of seniors to afford our monthly resident fees or entrance fees; the conditions of housing markets in certain geographic areas; our ability to generate sufficient cash flow to cover required interest and long-term lease

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payments; the effect of our indebtedness and long-term leases on our liquidity; the risk of loss of property pursuant to our mortgage debt and long-term lease obligations; the possibilities that changes in the capital markets, including changes in interest rates and/or credit spreads, or other factors could make financing more expensive or unavailable to us; our determination from time to time to purchase any shares under our share repurchase program; our ability to fund any repurchases; our ability to effectively manage our growth; our ability to maintain consistent quality control; delays in obtaining regulatory approvals; the risk that we may not be able to expand, redevelop and reposition our communities in accordance with our plans; our ability to complete acquisition, disposition, lease restructuring, financing, re-financing and venture transactions (including assets currently held for sale and the pending transactions with HCP, Inc.) on agreed upon terms or at all, including in respect of the satisfaction of closing conditions, the risk that regulatory approvals are not obtained or are subject to unanticipated conditions, and uncertainties as to the timing of closing; our ability to successfully integrate acquisitions; competition for the acquisition of assets; our ability to obtain additional capital on terms acceptable to us; a decrease in the overall demand for senior housing; our vulnerability to economic downturns; acts of nature in certain geographic areas; terminations of our resident agreements and vacancies in the living spaces we lease; early terminations or non-renewal of management agreements; increased competition for skilled personnel; increased wage pressure and union activity; departure of our key officers; increases in market interest rates; environmental contamination at any of our communities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against us; the cost and difficulty of complying with increasing and evolving regulation; the risk that we could incur additional costs and experience other financial impacts related to Hurricanes Harvey and Irma and the California wildfires; as well as other risks detailed from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management's views as of the date of this press release and/or associated earnings conference call. We cannot guarantee future results, levels of activity, performance or achievements, and we expressly disclaim any obligation to release publicly any updates or revisions to any of these forward-looking statements to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

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Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue
Resident fees	$922,892	$1,042,831	$2,873,889	$3,158,547
Management fees	18,138	15,532	56,474	50,498
Reimbursed costs incurred on behalf of managed communities	236,958	187,763	650,863	559,067
Total revenue	1,177,988	1,246,126	3,581,226	3,768,112

Expense
Facility operating expense (excluding depreciation and amortization of $105,424, $118,756, $325,976, and $351,667, respectively)	650,654	704,221	1,967,601	2,113,226
General and administrative expense (including non-cash stock-based compensation expense of $7,527, $8,455, $22,547 and $27,218, respectively)	63,779	63,425	196,429	246,741
Transaction costs	1,992	659	12,924	1,950
Facility lease expense	84,437	92,519	257,934	281,890
Depreciation and amortization	117,649	130,783	366,023	391,314
Goodwill and asset impairment	368,551	19,111	390,816	26,638
Loss on facility lease termination	4,938	—	11,306	—
Costs incurred on behalf of managed communities	236,958	187,763	650,863	559,067
Total operating expense	1,528,958	1,198,481	3,853,896	3,620,826
Income (loss) from operations	(350,970)	47,645	(272,670)	147,286

Interest income	1,285	809	2,720	2,239
Interest expense:
Debt	(44,382)	(43,701)	(126,472)	(131,422)
Capital and financing lease obligations	(31,999)	(50,401)	(114,086)	(151,561)
Amortization of deferred financing costs and debt premium (discount)	(3,544)	(2,380)	(8,827)	(6,978)
Change in fair value of derivatives	(74)	—	(159)	(28)
Debt modification and extinguishment costs	(11,129)	(1,944)	(11,883)	(3,240)
Equity in (loss) earnings of unconsolidated ventures	(6,722)	(878)	(10,311)	478
(Loss) gain on sale of assets, net	(233)	(425)	(1,383)	2,126
Other non-operating income	2,621	3,706	6,519	11,011
Income (loss) before income taxes	(445,147)	(47,569)	(536,552)	(130,089)
Benefit (provision) for income taxes	31,218	(4,159)	(50,075)	(5,947)
Net income (loss)	(413,929)	(51,728)	(586,627)	(136,036)
Net (income) loss attributable to noncontrolling interest	44	43	151	126
Net income (loss) attributable to Brookdale Senior Living Inc. common stockholders	$(413,885)	$(51,685)	$(586,476)	$(135,910)

Basic and diluted net income (loss) per share attributable to Brookdale Senior Living Inc. common stockholders	$(2.22)	$(0.28)	$(3.15)	$(0.73)

Weighted average shares used in computing basic and diluted net income (loss) per share	186,298	185,946	186,068	185,641

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Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2017	December 31, 2016
Cash and cash equivalents	$291,554	$216,397
Marketable securities	246,376	—
Cash and escrow deposits – restricted	43,724	32,864
Accounts receivable, net	130,943	141,705
Assets held for sale	106,435	97,843
Prepaid expenses and other current assets, net	116,820	130,695
Total current assets	935,852	619,504
Property, plant and equipment and leasehold intangibles, net	6,180,376	7,379,305
Other assets, net	975,938	1,218,878
Total assets	$8,092,166	$9,217,687

Current liabilities	$1,128,396	$731,142
Long-term debt, less current portion	3,384,211	3,413,998
Capital and financing lease obligations, less current portion	1,484,652	2,415,914
Other liabilities	585,221	578,901
Total liabilities	6,582,480	7,139,955
Total Brookdale Senior Living Inc. stockholders' equity	1,510,087	2,077,982
Noncontrolling interest	(401)	(250)
Total equity	1,509,686	2,077,732
Total liabilities and equity	$8,092,166	$9,217,687

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Condensed Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended September 30,
	2017	2016
Cash Flows from Operating Activities
Net income (loss)	$(586,627)	$(136,036)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss on extinguishment of debt, net	669	375
Depreciation and amortization, net	374,850	398,292
Goodwill and asset impairment	390,816	26,638
Equity in loss (earnings) of unconsolidated ventures	10,311	(478)
Distributions from unconsolidated ventures from cumulative share of net earnings	1,365	6,400
Amortization of deferred gain	(3,277)	(3,279)
Amortization of entrance fees	(2,457)	(3,111)
Proceeds from deferred entrance fee revenue	4,519	11,327
Deferred income tax provision	48,669	3,804
Change in deferred lease liability	(9,204)	2,553
Change in fair value of derivatives	159	28
Loss (gain) on sale of assets, net	1,383	(2,126)
Loss on facility lease termination	11,306	—
Non-cash stock-based compensation	22,547	27,218
Non-cash interest expense on financing lease obligations	13,960	19,728
Amortization of (above) below market lease, net	(5,091)	(5,165)
Other	(4,699)	(6,360)
Changes in operating assets and liabilities:
Accounts receivable, net	10,765	8,183
Prepaid expenses and other assets, net	23,323	(7,338)
Accounts payable and accrued expenses	(21,459)	(73,892)
Tenant refundable fees and security deposits	(232)	(693)
Deferred revenue	1,513	11,213
Net cash provided by operating activities	283,109	277,281
Cash Flows from Investing Activities
Change in lease security deposits and lease acquisition deposits, net	(411)	(1,776)
Change in cash and escrow deposits — restricted	(6,340)	(1,810)
Purchase of marketable securities	(246,376)	—
Additions to property, plant and equipment and leasehold intangibles, net	(140,044)	(263,950)
Acquisition of assets, net of related payables and cash received	(400)	(12,157)
Investment in unconsolidated ventures	(187,600)	(6,071)
Distributions received from unconsolidated ventures	11,491	4,836
Proceeds from sale of assets, net	34,570	219,471
Property insurance proceeds	4,430	6,360
Other	962	723
Net cash used in investing activities	(529,718)	(54,374)

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Cash Flows from Financing Activities
Proceeds from debt	1,293,047	202,132
Repayment of debt and capital and financing lease obligations	(958,703)	(217,696)
Proceeds from line of credit	100,000	1,276,500
Repayment of line of credit	(100,000)	(1,486,500)
Payment of financing costs, net of related payables	(5,705)	(1,414)
Proceeds from refundable entrance fees, net of refunds	(2,241)	(907)
Payment on lease termination	(552)	(9,250)
Payments of employee taxes for withheld shares	(5,666)	(1,435)
Other	1,586	1,818
Net cash provided by (used in) financing activities	321,766	(236,752)
Net increase (decrease) in cash and cash equivalents	75,157	(13,845)
Cash and cash equivalents at beginning of period	216,397	88,029
Cash and cash equivalents at end of period	$291,554	$74,184

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Reconciliation of Non-GAAP Financial Measures

This earnings release contains financial measures utilized by management to evaluate our operating performance and liquidity that are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP").  Each of these measures, Adjusted EBITDA and Adjusted Free Cash Flow should not be considered in isolation from or as superior to or as a substitute for net income (loss), income (loss) from operations, net cash provided by (used in) operating activities, or other financial measures determined in accordance with GAAP.  We use these non-GAAP financial measures to supplement our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business.  We strongly urge you to review the reconciliations of Adjusted EBITDA from the Company's net income (loss), the Company's Adjusted Free Cash Flow from the Company's net cash provided by (used in) operating activities, and the Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures from such ventures' net cash provided by (used in) operating activities, along with our consolidated financial statements included herein.  We also strongly urge you not to rely on any single financial measure to evaluate our business.  We caution investors that amounts presented in accordance with our definitions of Adjusted EBITDA and Adjusted Free Cash Flow may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP measures in the same manner.

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) before: provision (benefit) for income taxes; non-operating (income) expense items; depreciation and amortization (including non-cash impairment charges); (gain) loss on sale or acquisition of communities (including gain (loss) on facility lease termination); straight-line lease expense (income), net of amortization of (above) below market rents; amortization of deferred gain; non-cash stock-based compensation expense; and change in future service obligation.

We changed our definition and calculation of Adjusted EBITDA when we reported results for the second quarter of 2016. Prior period amounts of Adjusted EBITDA presented herein have been recast to conform to the new definition. The current definition of Adjusted EBITDA reflects the removal of the following adjustments to our net income (loss) that were used in the former definition: the addition of our proportionate share of Cash From Facility Operations of unconsolidated ventures and our entrance fee receipts, net of refunds, and the subtraction of our amortization of entrance fees.

We use Adjusted EBITDA to assess our overall operating performance. We believe this non-GAAP measure, as we have defined it, is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance on our day-to-day operations. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current operating goals as well as achieve optimal operating performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA provides us with a measure of operating performance, independent of items that are beyond the control of management in the short-term, such as the change in the liability for the obligation to provide future services under existing lifecare contracts, depreciation and amortization (including non-cash impairment charges), straight-line lease expense (income), taxation and interest expense associated with our capital structure. This metric measures our operating performance based on operational factors that management can impact in the short-term, namely revenues and the cost structure or expenses of the organization. Adjusted EBITDA is one of the metrics used by senior management and the board of directors to review the operating performance of the business on a regular basis. We believe that Adjusted EBITDA is also used by research analysts and investors to evaluate the performance of and value companies in our industry.

Adjusted EBITDA has limitations as an analytical tool. Material limitations in making the adjustments to our net income (loss) to calculate Adjusted EBITDA, and using this non-GAAP financial measure as compared to GAAP net income (loss), include:

•
the cash portion of interest expense, income tax (benefit) provision and non-recurring charges related to gain (loss) on sale of communities (or facility lease termination) and extinguishment of debt activities generally represent charges (gains), which may significantly affect our operating results; and

•
depreciation and amortization and asset impairment represent the wear and tear and/or reduction in value of our communities and other assets, which affects the services we provide to residents and may be indicative of future needs for capital expenditures.

We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because it is helpful in identifying trends in our day-to-day performance since the items excluded have little or no significance to our day-to-day operations and it provides an assessment of our revenue and expense management.

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The table below reconciles Adjusted EBITDA from net income (loss) for the three and nine months ended September 30, 2017 and September 30, 2016 (in thousands):

	Three Months Ended September 30,(1)		Nine Months Ended September 30,(1)
	2017	2016	2017	2016
Net income (loss)	$(413,929)	$(51,728)	$(586,627)	$(136,036)
(Benefit) provision for income taxes	(31,218)	4,159	50,075	5,947
Equity in loss (earnings) of unconsolidated ventures	6,722	878	10,311	(478)
Debt modification and extinguishment costs	11,129	1,944	11,883	3,240
Loss (gain) on sale of assets, net	233	425	1,383	(2,126)
Other non-operating income	(2,621)	(3,706)	(6,519)	(11,011)
Interest expense	79,999	96,482	249,544	289,989
Interest income	(1,285)	(809)	(2,720)	(2,239)
Income (loss) from operations	(350,970)	47,645	(272,670)	147,286
Depreciation and amortization	117,649	130,783	366,023	391,314
Goodwill and asset impairment	368,551	19,111	390,816	26,638
Loss on facility lease termination	4,938	—	11,306	—
Straight-line lease (income) expense	(3,078)	(859)	(9,204)	2,553
Amortization of (above) below market lease, net	(1,697)	(1,699)	(5,091)	(5,165)
Amortization of deferred gain	(1,091)	(1,093)	(3,277)	(3,279)
Non-cash stock-based compensation	7,527	8,455	22,547	27,218
Adjusted EBITDA	$141,829	$202,343	$500,450	$586,565

(1)
For the three and nine months ended September 30, 2017, the calculation of Adjusted EBITDA includes $2.8 million and $14.5 million of transaction and strategic project costs, respectively. For the three and nine months ended September 30, 2016, the calculation of Adjusted EBITDA includes $7.1 million and $44.2 million of integration, transaction and transaction-related and strategic project costs, respectively. Integration costs include transition costs associated with the Emeritus merger and organizational restructuring (such as severance and retention payments and recruiting expenses), third party consulting expenses directly related to the integration of Emeritus (in areas such as cost savings and synergy realization, branding and technology and systems work), and internal costs such as training, travel and labor, reflecting time spent by Company personnel on integration activities and projects. Transaction and transaction-related costs include third party costs directly related to the acquisition of Emeritus, other acquisition and disposition activity, community financing and leasing activity, our ongoing assessment of options and alternatives to enhance stockholder value and corporate capital structure assessment activities (including stockholder relations advisory matters), and are primarily comprised of legal, finance, consulting, professional fees and other third party costs. Strategic project costs include costs associated with certain strategic projects related to refining the Company's strategy, building out enterprise-wide capabilities for the post-merger platform (including the EMR roll-out project) and reducing costs and achieving synergies by capitalizing on scale.

Adjusted Free Cash Flow

We define Adjusted Free Cash Flow as net cash provided by (used in) operating activities before: changes in operating assets and liabilities; gain (loss) on facility lease termination; and distributions from unconsolidated ventures from cumulative share of net earnings; plus: proceeds from refundable entrance fees, net of refunds; and property insurance proceeds; less: lease financing debt amortization and Non-Development CapEx. Non-Development CapEx is comprised of corporate and community-level capital expenditures, including those related to maintenance, renovations, upgrades and other major building infrastructure projects for our communities. Non-Development CapEx does not include capital expenditures for community expansions and major community redevelopment and repositioning projects, including our Program Max initiative, and the development of new communities. Amounts of Non-Development CapEx are presented net of lessor reimbursements received or anticipated to be received in the calculation of Adjusted Free Cash Flow.

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Our proportionate share of Adjusted Free Cash Flow of unconsolidated ventures is calculated based on our equity ownership percentage and in a manner consistent with the definition of Adjusted Free Cash Flow for our consolidated entities. Our investments in our unconsolidated ventures are accounted for under the equity method of accounting and, therefore, our proportionate share of Adjusted Free Cash Flow of unconsolidated ventures does not represent cash available to our consolidated business except to the extent it is distributed to us.

We use Adjusted Free Cash Flow to assess our overall liquidity. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial and liquidity goals as well as to achieve optimal financial performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed. Adjusted Free Cash Flow measures our liquidity based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted Free Cash Flow is one of the metrics used by our senior management and board of directors (i) to review our ability to service our outstanding indebtedness, including our credit facilities, (ii) to review our ability to pay dividends to stockholders or engage in share repurchases, (iii) to review our ability to make capital expenditures, (iv) for other corporate planning purposes and/or (v) in making compensation determinations for certain of our associates (including our named executive officers).

Adjusted Free Cash Flow has limitations as an analytical tool. Material limitations in making the adjustments to our net cash provided by (used in) operating activities to calculate Adjusted Free Cash Flow, and using this non-GAAP financial measure as compared to GAAP net cash provided by (used in) operating activities, include:

•
Adjusted Free Cash Flow does not represent cash available for dividends or discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures not reflected in this measure; and

•
the cash portion of non-recurring charges related to gain (loss) on lease termination and extinguishment of debt activities generally represent charges (gains), which may significantly affect our financial results.

In addition, our proportionate share of Adjusted Free Cash Flow of unconsolidated ventures has limitations as an analytical tool because such measure does not represent cash available directly for use by our consolidated business except to the extent actually distributed to us, and we do not have control, or we share control in determining, the timing and amount of distributions from our unconsolidated ventures and, therefore, we may never receive such cash.

We believe Adjusted Free Cash Flow is useful to investors because it assists their ability to meaningfully evaluate (1) our ability to service our outstanding indebtedness, including our credit facilities and capital and financing leases, (2) our ability to pay dividends to stockholders or engage in share repurchases, (3) our ability to make capital expenditures, and (4) the underlying value of our assets, including our interests in real estate.

We believe presentation of our proportionate share of Adjusted Free Cash Flow of unconsolidated ventures is useful to investors since such measure reflects the cash generated by the operating activities of the unconsolidated ventures for the reporting period and, to the extent such cash is not distributed to us, it generally represents cash used or to be used by the ventures for the repayment of debt, investing in expansions or acquisitions, reserve requirements, or other corporate uses by such ventures, and such uses reduce our potential need to make capital contributions to the ventures of our proportionate share of cash needed for such items.

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The table below reconciles the Company's Adjusted Free Cash Flow from our net cash provided by (used in) operating activities for the three and nine months ended September 30, 2017 and September 30, 2016 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net cash provided by operating activities	$83,235	$99,442	$283,109	$277,281
Net cash (used in) provided by investing activities	(268,503)	102,362	(529,718)	(54,374)
Net cash provided by (used in) financing activities	325,294	(166,673)	321,766	(236,752)
Net increase (decrease) in cash and cash equivalents	$140,026	$35,131	$75,157	$(13,845)

Net cash provided by operating activities	$83,235	$99,442	$283,109	$277,281
Changes in operating assets and liabilities	(22,101)	23,967	(13,910)	62,527
Proceeds from refundable entrance fees, net of refunds	(687)	(308)	(2,241)	(907)
Lease financing debt amortization	(14,626)	(16,024)	(46,256)	(46,858)
Distributions from unconsolidated ventures from cumulative share of net earnings	(473)	(6,400)	(1,365)	(6,400)
Non-development capital expenditures, net	(41,005)	(55,611)	(114,559)	(171,404)
Property insurance proceeds	1,461	2,763	4,430	6,360
Adjusted Free Cash Flow	$5,804	$47,829	$109,208	$120,599

The table below reconciles the Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures from net cash provided by (used in) operating activities of such unconsolidated ventures for the three and nine months ended September 30, 2017 and September 30, 2016 (in thousands).  For purposes of this presentation, amounts for each line item represent the aggregate amounts of such line items for all of our unconsolidated ventures.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net cash provided by operating activities	$62,054	$47,095	$207,845	$157,530
Net cash used in investing activities	(20,267)	(40,885)	(1,238,932)	(124,491)
Net cash (used in) provided by financing activities	(32,514)	(12,073)	1,083,379	(32,708)
Net increase in cash and cash equivalents	$9,273	$(5,863)	$52,292	$331

Net cash provided by operating activities	$62,054	$47,095	$207,845	$157,530
Changes in operating assets and liabilities	(5,615)	(3,600)	(20,088)	(11,125)
Proceeds from refundable entrance fees, net of refunds	(6,309)	32	(15,702)	(2,744)
Non-development capital expenditures, net	(28,659)	(25,761)	(69,425)	(72,073)
Property insurance proceeds	614	—	$1,841	$—
Adjusted Free Cash Flow of unconsolidated ventures	$22,085	$17,766	$104,471	$71,588

Brookdale weighted average ownership percentage	30.4%	42.2%	22.4%	36.1%
Brookdale's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures	$6,709	$7,502	$23,379	$25,867

Contact:
Brookdale Senior Living Inc.
Investors:	Ross Roadman (615) 564-8104
rroadman@brookdale.com

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